Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the effective date and year set out below and is by and between RADIANT OIL & GAS, INC., a Nevada corporation, with its principal office in Houston, Texas (“Radiant” or “Employer”), and Robert M. Gray, a resident of Houston, Texas (“Employee”).

RECITALS

WHEREAS, the Employer has acquired all of the issued and outstanding common stock of Jurasin Oil & Gas, Inc. (“Jurasin”);

WHEREAS, prior to Employer’s acquisition of Jurasin, Employee had a Contract of Land Related Services with Jurasin, executed on or about December 12, 2007 (“Jurasin Contractor Agreement”);

WHEREAS, the Employer desires to obtain the services of the Employee, and the Employee desires to be employed by the Employer upon terms and conditions which follow.

AGREEMENT

THEREFORE, in consideration of the premises, the agreements herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Employment.  Subject to the terms and conditions hereinafter set forth, the Employer hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Employer, in the capacity, and for the Term of Employment, as defined below.

2.

Scope of Employment.  During the Term of Employment hereunder, the Employee will serve as Vice President - Land for the Employer and will report directly to the President, CEO or other corporate officer as may be determined by the President.  In that connection, the Employee will:

a.

use his technical expertise in the field of land related services, his industry contacts, and his other attributes and talents to generate, identify, evaluate, or otherwise produce for Employer, opportunities for the exploration, development, acquisition or production of oil and/or gas;

b.

work diligently to prepare all such opportunities for possible sale, re-sale, drilling, and/or development in accordance with the strategies developed by Employer;

c.

consult with Employer and other employees regarding the development of such strategies;

d.

be responsible for the day-to-day and overall management of the efforts and direction of other employees assigned to the Employer;

e.

use Employee’s best efforts to promote the interests and goodwill of the Employer; and

f.

perform such other duties commensurate with Employee’s office as the Employer may from time to time assign to Employee.

The foregoing shall not be construed as preventing the Employee from making investments in other businesses or enterprises, provided such investments do not require the provision of services by the Employee to the operations or the affairs of such businesses or enterprises and are not in competition with Employer’s business affairs or in any respect with the performance of the Employee’s duties hereunder.

3.

Vacation.   During the Term of Employment the Employee shall be entitled to sick leave of 5 days, 10 holidays as posted annually, and an annual 4 week vacation, during which time Employee’s compensation shall be paid in full.  The Employee shall take each such vacation at such times as may be mutually agreed upon by the Employee and Employer.

4.

Compensation.

a.

As an inducement to Employee to enter into this Agreement, Employer shall issue to Employee as option as set forth on Exhibit A.

b.

As compensation for Employee’s services hereunder, the Employer shall, during the Term of Employment, pay Employee, subject to the terms and conditions of this Agreement, a base salary at the rate of not less than $125,000 per year, subject to withholding and other taxes, and payable in accordance with the normal payroll practices of the Employer but not less than every two weeks; and

c.

As additional compensation for Employee’s services hereunder, the Employer shall during the Term of Employment pay the Employee, subject to the terms and conditions of this Agreement, bonuses or other compensation, payable in accordance with the normal payroll practices of the Employer.

5.

Term.

a.

The “Term of Employment”, as used herein, shall mean the period commencing on the day of the closing of that certain Exchange Agreement by and among Employer, Jurasin and John M. Jurasin and ending on the first day of the month following the 2nd anniversary of such date (“Ending Date”); provided, however, that the occurrence of any of the following prior to the Ending Date shall result in the immediate termination of the Term of Employment, but shall not result in the termination of this Agreement:

i.

the termination by the Employer of the Term of Employment for the commission by the Employee of an act constituting a dishonest or other act of material misconduct, or a fraudulent act or a felony under the laws of any state or of the United States or such other governmental authority, foreign or domestic, having jurisdiction to which the Employer or Employee is subject, and such act results (or is intended to result directly or indirectly) in the Employee’s substantial gain or personal enrichment to the detriment of the Employer; or

ii.

the death of the Employee; or

iii.

the inability of Employee to perform his duties hereunder to the satisfaction of Employer; or

iv.

the inability of the Employee to perform Employee’s duties hereunder, whether by reason of injury (physical or mental), illness or otherwise, incapacitating Employee for a continuous period exceeding 3 months, excluding any leaves of absence approved by the Employer; or

v.

the employee resigns without Good Cause (“Good Cause” being defined below) at any time.

b.

The term “Good Cause” shall mean the occurrence of any of the following events:

i.

the assignment by the Employer to the Employee of duties that are materially inconsistent with the Employee’s position with Employer at the time of such assignment, or the removal by the Employer from the Employee of a material portion of those duties usually appertaining to the Employee’s position with the Employer at the time of such removal; or

ii.

a material change by the Employer, without the Employee’s prior written consent, in the Employee’s responsibilities to the Employer, as such responsibilities are ordinarily and customarily required from time to time of a corporation engaged in the Employer’s business; or

iii.

the failure by the Employer to promptly reimburse the Employee for the reasonable business expenses incurred by the Employee in the performance of Employee’s duties for the Employer, as set forth in Paragraph 7.

6.

Adjustments Upon Termination by Employer.

a.

Subject to the provisions of Subparagraph b of this Paragraph 6, in the event of termination of the Term of Employment for any reason specified in Paragraph 5a above, the Employer shall no longer be obligated to make the payments specified under Paragraph 4 or to provide the benefits under Paragraph 8; provided, however, any payments payable under Paragraph 4 which shall have been earned but not yet paid shall be paid by the Employer to the Employee, and the Employee shall pay any amount or amounts then owed by the Employee to the Employer.

b.

In the event of the termination of the Term of Employment for any reason other than pursuant to an event specified in Paragraph 5a above, the Employer shall, until the 2nd anniversary of the date hereof, continue to be obligated to (i.) make the payments specified under Paragraph 4; (ii) provide the benefits specified under Paragraph 8.

c.

Under no circumstances shall the Employee be required to mitigate the amount of payment specified in Paragraph 4 which is payable during the Term of Employment specified in Subparagraph b of this Paragraph 6 by seeking or accepting employment.

7.

Expenses.  The Employer agrees that during the Term of Employment it will reimburse the Employee for out-of-pocket expenses reasonably incurred by Employee in connection with the performance of Employee’s service hereunder upon the presentation by the Employee of an itemized monthly accounting of such expenditures including receipts where required for federal income tax regulations.

8.

Employee Benefits.  During the Term of Employment, Employee shall, upon satisfaction of any eligibility requirements with respect thereto, be entitled to participate in all employee benefit plans of Employer, including without limitation those health, dental, life insurance, accidental death and dismemberment, long term disability, pension, and 401-k plans of Employer now or hereafter in effect that are made available to employees of the Employer.

9.

Confidential and Proprietary Information; Documents

a.

The Company shall, during the term of Employee’s employment hereunder, provide Employee with information deemed secret and confidential by the Company.  Such secret or confidential information or know-how of the Company  (referred to collectively as “Confidential Information”) shall include, without limitation, the following: financial information, technical data and know-how relating to the Company’s work, including products, processes, methods, business strategies, and potential or actual business relationships of the Company, and methods of doing business; policy and/or procedure manuals, training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its contributors, clients, and customers; the Company’s business philosophy, and servicing methods and techniques; all at any time used, developed, or investigated by the Company, before or during the Employee’s tenure of employment, which are not generally available to the public or which are maintained as confidential by the Company (the “Confidential Information”).

b.

Employee recognizes and acknowledges that Employee will have access to certain information of the Company that is confidential and proprietary and constitutes valuable and unique property of the Company.  Employee agrees that Employee will not at any time, either during or subsequent to Employee’s employment, disclose to others, use, copy or permit to be copied, except in pursuance of Employee’s duties on behalf of the Company, its successors, assigns or nominees, any Confidential Information or know-how of the Company (whether or not developed by the Employee) without the Company’s prior written consent.  Employee further agrees to maintain in confidence any confidential information of third parties received as a result of Employee’s employment with the Company.

c.

Employee further agrees to deliver to the Company at the termination of Employee’s employment all biological materials correspondence, memoranda, notes, records, drawings, sketches, plans, customer, client and/or contributor lists, product compositions, or other documents and all copies thereof (all of which are hereafter referred to as the “Documents”), made, composed or received by Employee, solely or jointly with others, and which are in Employee’s possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.  In this regard, Employee hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any biological materials, reports, records, papers summaries, photographs, drawings or other documents, and writings, copies, abstracts or summaries thereof, or any other works of authorship, which may be prepared by Employee or under Employee’s direction or which may come into Employee’s possession in any way during the term of Employee’s employment with the Company which relate in any manner to the past, present or anticipated business of the Company.

d.

Employee further agrees that Employee will not use or disclose to other employees of the Company, during Employee’s employment with the Company, confidential information belonging to Employee’s former employers, or any other third parties unless written permission has been given by such persons to the Company to use and/or disclose such information.

e.

In the event of a breach or threatened breach of any of the provisions of Section 9, The Company shall be entitled to seek an injunction ordering the return of such Documents and any and all copies thereof and restraining Employee from using or disclosing, for Employee’s benefit or the benefit of others, in whole or in part, any Confidential Information, including but not limited to the Confidential Information which such Documents contain, constitute, or embody.  Employee further agrees that any breach or threatened breach of any of the provisions of Section 9 would cause irreparable injury to the Company for which it would have no adequate remedy at law.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

10.

Noncompetition/No-Hire Agreement

a.

Employee agrees that, from the date hereof until a period of 2 years following the date of the termination of Employee’s employment (the “Noncompetition Period”), Employee will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, engage or participate in any “Competitive Business” anywhere in the United States of America (the “Noncompetition Territory”).  As used herein, a “Competitive Business” is defined as any business which would be directly or indirectly in competition with the Employer in areas or prospects that have been identified during Employee’s Term of Employment as areas of interest to Employer in the oil and gas industry.

b.

Employee further agrees that from the date hereof until a period of one year following the date of the termination of Employee’s employment (the “Nonsolicitation Period”) and within the Noncompetition Territory Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, call on, solicit, recruit, or attempt to call on, solicit, or recruit any of the employees of the Company, regardless of whether for the benefit of the Employee or for any other person, firm, or corporation.

c.

Employee shall not during the Nonsolicitation Period and within the Noncompetition Territory, either directly or indirectly (i) make known to any Competitive Business, to the extent such information is not public, the names and addresses of any of the Company’s customers or contacts or any other information pertaining to such persons or businesses or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away, in each instance for any Competitive Business, any of the customers of the Company with whom Employee first became acquainted during Employee’s association with the Company.

d.

In consideration for the covenants of this Section 10, Employer agrees to provide Employee with the stock options as set forth on the attached Exhibit B.  Employer agrees that this consideration is sufficient for the restraints created by the covenants created in this Section 10.  Employee agrees that the restraints created by the covenants in Section 10 are no greater than necessary to protect the Company’s legitimate interests.  Furthermore, Employee agrees that such covenants of Section 10 do not hinder, or otherwise cause hardship to Employee in finding and performing employment elsewhere upon termination of this Agreement.  Similarly, Employee agrees that the Company’s need for the protection afforded by the covenants of Section 10 is not outweighed by either the hardship to Employee or any injury likely to the public.

e.

Employee agrees that this Section 10 is ancillary to this Agreement, and independent of any other agreement related to Employee’s employment with the Company, and Employee acknowledges that the consideration given by the Company for this Agreement includes the Company’s agreement to provide to the Employee access to the Confidential Information, as well as employment.  Further, the existence of any claim or cause of action of Employee against the Company or any officer, director, or employee of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Employee’s covenants contained in this Agreement.  In addition, this Section 10 shall continue to be binding upon Employee in accordance with its terms, notwithstanding the termination of Employee’s employment.

f.

Employee agrees that Employee’s breach or violation, or threat thereof, of this covenant not to compete shall entitle the Company, as a matter of right, to seek an injunction without the necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant.  Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled.  Further, during any period in which Employee is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Employee is in breach.

11.

Assignment.  This Agreement is a personal employment contract and the rights and interest of neither the Employer or Employee hereunder may not be sold, transferred, assigned, pledged, or hypothecated, directly or indirectly, or by operation of the law or otherwise.

12.

Successors.  This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns and upon the Employee and upon Employee’s legal representatives.

13.

Entire Agreement.  This Agreement, which contains the entire contractual understanding between the parties, may not be changed orally.  This Agreement may only be changed by a written instrument signed by the Employee and the President of the Employer.

14.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and shall be enforceable in Houston, Harris County, Texas.

15.

Waiver.  The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

16.

Enforceability.  In the event any provision of this Agreement is found to be  unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision contained in the Agreement.

17.

Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, and if to the Employee, addressed to Employee at

10110 Burgoyne Road

Houston, Texas 77042

And if to the Employer, addressed to Employer at

9700 Richmond Avenue, Suite 124

Houston, TX  77042

Attention: President

or such other address as the party to whom or to which such notice or other communication is to be given shall be deemed to have been given as of the date so mailed.

18.

Arbitrations.  Employer and Employee agree to submit to final and binding arbitration any and all disputes, claims (whether in tort, contract, statutory, or otherwise), and disagreements concerning the interpretation or application of this Agreement, Employee’s employment by Employer, the termination of this Agreement, and Employee’s employment by Employer.  Any such dispute, claim, or disagreement, subject to arbitration pursuant to the terms of this Paragraph 18 shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). Arbitration under this provision must be initiated within 60 days of the action, inaction, or occurrence about which the party initiating the arbitration is complaining.  Within 20 days of initiation of an arbitration hereunder, each party will designate an arbitrator pursuant to Rule 14 of the AAA Rules.  The appointed arbitrators will appoint a neutral arbitrator from the panel in the manner prescribed in Rule 13 of the AAA Rules.  Employee and Employer agree that the decision of the arbitrators selected hereunder will be final and binding on both parties.  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-14.

19.

Termination.  Employee hereby agrees that the Jurasin Contractor Agreement is hereby terminated in its entirety.  Employee hereby releases and agrees that he is not entitled to any other compensation or payments from or by Jurasin, its subsidiaries or its properties, including but not limited to any bonus, royalty payments, overriding payments, stock or stock equivalents claim to any compensation or payment in connection with the Jurasin Contractor Agreement or any other written or oral agreement with Jurasin.

Date: August 5, 2010

Employer:

RADIANT OIL & GAS, INC.

By: /s/ John M. Jurasin

John M. Jurasin

President

Employee:

By: /s/ Robert M. Gray

      Robert M. Gray